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                                                                    Exhibit 99.1
                                                                    ------------

                                   COMPANY CONTACT:  Vion Pharmaceuticals, Inc.
                                                     Howard B. Johnson, CFO
                                                     (203) 498-4210 phone

        Vion Initiates Second Phase 1 Trial of VNP40101M in Solid Tumors

NEW HAVEN, CT, February 3, 2003 - VION PHARMACEUTICALS, INC. (NASDAQ NM: VION) announced today that it had initiated a new multi-center Phase 1 trial of VNP40101M in patients with solid tumors. In this trial patients will receive weekly intravenous doses of VNP40101M.

Data from the first Phase 1 trial of VNP40101M in solid tumors was presented in November 2002 at the EORTC-NCI-AACR 2002 Meeting on "Molecular Targets and Cancer Therapeutics." A Phase 1 trial of VNP40101M in advanced hematologic malignancies is ongoing. In both of these trials, VNP40101M has been well-tolerated and evidence of anti-cancer activity has been observed.

Dr. Mario Sznol, Vice President, Clinical Affairs, stated, "This additional Phase 1 study of VNP40101M in solid tumors will evaluate a dosing schedule that demonstrated substantial anti-tumor activity in preclinical models."

VNP40101M is a unique DNA-damaging alkylating agent that has broad anti-tumor activity in animal models, including some tumors that are resistant to standard alkylating agents. VNP40101M was designed to have a favorable safety profile and has been shown to cross the blood brain barrier, which prevents the entry of many anti-cancer agents into the brain.

Vion Pharmaceuticals, Inc. is a biotechnology company developing novel agents for the treatment of cancer. Vion's portfolio of agents includes: Triapine'r', a potent inhibitor of a key step in DNA synthesis and repair; VNP40101M, a unique DNA alkylating agent; and TAPET'r', a modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its research and product development programs, visit the company's Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain factors which may cause Vion's plans to differ or results to vary from those expected, including the inability to access capital and funding on a timely basis and on favorable terms, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended December 31, 2001. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.